Exhibit (a)(6)

NOVELL, INC.

ELECTION FORM

RE: TENDER OF ELIGIBLE OPTION(S) PURSUANT TO THE OFFER TO AMEND OR
REPLACE DATED JULY 3, 2007

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., EASTERN TIME,
ON AUGUST 3, 2007,
UNLESS THE OFFER IS EXTENDED.

THIS ELECTION FORM MAY ONLY BE SUBMITTED ELECTRONICALLY

Name

Important:  Read the remainder of this Election Form before completing and submitting your election. You must submit your completed Election Form electronically.

The chart below provides information regarding the grant number for each Eligible Option, the grant date for that option indicated in the applicable stock option agreement, the number of shares subject to that option, the exercise price per share originally in effect for that option, the revised measurement date determined for that option for financial accounting purposes and the fair market value per share of Novell common stock on that date.

Indicate your decision to tender your Eligible Option(s) identified below by checking the “Amend This Eligible Option” box.  Only the portion of your option that is subject to Section 409A of the Internal Revenue Code will be amended. If you do not want to tender one or more of your Eligible Options for amendment, check the “Do Not Amend This Eligible Option” box for each option you choose not to tender. If you do not clearly mark the “Amend This Eligible Option” box with respect to an Eligible Option, your election with respect to that option will default to “Do Not Amend This Eligible Option”. In that event, such Eligible Option will not be amended, and you will not become entitled to the Cash Bonus payable with respect to that Eligible Option. In addition, you will be solely responsible for any taxes, penalties or interest you may incur under Section 409A (or similar state tax laws).

		Total			Fair Market
		Number			Value per		Do Not
		of Shares	Original		Share on	Amend	Amend
	Indicated	Subject to	Exercise	Revised	Revised	This	This
Grant	Grant	Eligible	Price	Measurement	Measurement	Eligible	Eligible
Number	Date	Option	per Share	Date	Date	Option	Option

			$		$	☐	☐
			$		$	☐	☐
			$		$	☐	☐
			$		$	☐	☐

To: Novell, Inc.

By checking the “Amend This Eligible Option” box in the table on the first page of this Election Form and clicking the Submit button below, I understand and agree to all of the following:

1. I hereby tender my Eligible Option(s) identified on the first page of this Election Form to Novell, Inc., a Delaware corporation (“Novell”), for amendment or replacement in accordance with the terms set forth in (1) the Offer to Amend or Replace dated July 3, 2007 (the “Offer to Amend or Replace”), of which I hereby acknowledge receipt, and (2) this Election Form. Each tendered Eligible Option will be amended or replaced effective on August 3, 2007, or, if the Offer is extended, the extended expiration date. All capitalized terms used in this Election Form but not defined herein have the meaning assigned to them in the Offer to Amend or Replace.

2. The Offer is currently set to expire at 11:59 p.m. Eastern Time on August 3, 2007 (the “Expiration Date”), unless Novell, in its discretion, extends the period of time during which the Offer will remain open. In such event, the term “Expiration Date” will mean the latest time and date at which the Offer, as so extended, expires.

3. Except as otherwise provided in Paragraph 5 below and subject to Paragraph 6 below, the exercise price of each of my tendered Eligible Option(s) will be increased on the Expiration Date to an exercise price per share equal to the lower of (i) the Fair Market Value per share of Novell common stock on the revised measurement date determined for that option for financial accounting purposes and (ii) the Fair Market Value per share of Novell common stock on the Expiration Date. The new exercise price will constitute the “Adjusted Exercise Price,” and each of my tendered Eligible Options with such Adjusted Exercise Price will be designated an “Amended Option.” Except for the Adjusted Exercise Price, the terms and provisions of each Amended Option will be the same as in effect for the corresponding Eligible Option immediately before the amendment. The “Fair Market Value” per share of Novell common stock on any date means the closing selling price per share of our common stock on the last market trading day prior to that date.

4. Subject to Paragraph 6 below, I will become entitled to receive a cash bonus (the “Cash Bonus”) in an amount determined by multiplying (i) the number of shares of common stock subject to each Amended Option by (ii) the amount by which the Adjusted Exercise Price exceeds the original exercise price per share in effect for that Eligible Option. The Cash Bonus will be paid on the first regular payroll date in January 2008, whether or not I continue in the employ of Novell (or any subsidiary) through such date, but the payment will be subject to Novell’s collection of all applicable taxes and other amounts required to be withheld in connection with the payment of the Cash Bonus.

5. Should an Eligible Option I tender for amendment have an exercise price per share at or above the Fair Market Value per share of the common stock on the Expiration Date, then that option will be cancelled on such date and immediately replaced with a New Option that is exactly the same as the cancelled option, including the same exercise price per share, vesting schedule and expiration date, but with a new grant date. A stock option agreement for the New Option will be delivered to me as soon as administratively practicable following the Expiration Date.

6. If I cease to be employed by Novell or its subsidiaries after I tender my Eligible Option(s) but before Novell amends or replaces such option(s), my Eligible Options will not be amended or replaced, and I will not be entitled to receive the Cash Bonus.

7. Until the Expiration Date, I will have the right to withdraw my tendered Eligible Option(s). However, after that date I will have no withdrawal rights, unless Novell does not accept my tendered Eligible Option(s) before August 29, 2007, the 40th business day after commencement of the Offer. I may then withdraw my tendered Eligible Option(s) at any time prior to Novell’s acceptance of such options for amendment or replacement pursuant to the Offer.

8. The tender of my Eligible Option(s) pursuant to the procedure described in Section 4 of the Offer and the instructions to this Election Form will constitute my acceptance of all of the terms and conditions of the Offer. Acceptance by Novell of my tendered Eligible Option(s) for amendment or replacement pursuant to the

Offer will constitute a binding agreement between Novell and me upon the terms and subject to the conditions of the Offer.

9. I am the registered holder of the Eligible Option(s) tendered hereby, and my name and other information appearing in this Election Form are true and correct.

10. I am not required to tender my Eligible Option(s) pursuant to the Offer. However, if I do not tender such option(s), then I will be solely responsible for any penalty taxes, interest payments or other liabilities I may incur under Section 409A of the Internal Revenue Code (and similar state tax laws) with respect to any Eligible Option that is not amended or replaced pursuant to the Offer.

11. Novell cannot give me legal, tax or investment advice with respect to the Offer and has advised me to consult with my own legal, tax and investment advisors as to the consequences of participating or not participating in the Offer.

12. Under certain circumstances set forth in the Offer to Amend or Replace, Novell may terminate or amend the Offer and postpone its acceptance and amendment or replacement of the tendered Eligible Options. Should the Eligible Option(s) tendered herewith not be accepted for amendment or replacement, such option(s) will be returned to me promptly following the expiration or termination of the Offer.

13. (i) Participation in the Offer is voluntary; (ii) decisions with respect to future grants under any Novell employee stock plan, if any, will be at the sole discretion of Novell; (iii) the Offer is discretionary in nature and may be suspended or terminated by Novell, in accordance with the terms set forth in the Offer; (iv) the Offer is a one-time offer which does not create any contractual or other right to receive future offers, options or benefits in lieu of offers; (v) the value of any payments and participation in the Offer made pursuant to the Offer is an extraordinary item of income which is outside the scope of my employment contract, if any; (vi) the offer value of any payments made pursuant to the Offer is not part of normal or expected compensation for any purpose, including but not limited to purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; and (vii) neither my participation in the Offer nor this Election Form shall be construed so as to grant me any right to remain in the employ of Novell or any of its subsidiaries and shall not interfere with the ability of my employer to terminate my employment relationship at any time with or without cause (subject to the terms of my employment contract, if any).

14. For the exclusive purpose of implementing, administering and managing my participation in the Offer, I hereby explicitly and unambiguously consent to the collection, receipt, use, retention and transfer, in electronic or other form, of my personal data as described in this document by and among, as applicable, my employer and Novell and its subsidiaries. I understand that Novell and my employer hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Novell, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in my favor, for the purpose of implementing, administering and managing the Offer (“Data”). I understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Offer, that these recipients may be located in my country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than my country. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local HR department representative. I authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing my participation in the Offer. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Offer. I understand that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local HR department representative. I understand, however, that refusing or withdrawing my consent may affect my ability to participate in the Offer. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local HR department representative.

15. Regardless of any action that Novell or a subsidiary of Novell takes with respect to any or all income tax, social insurance, payroll tax or other tax-related withholding related to the Offer (“Applicable Withholdings”), I acknowledge that the ultimate liability for all Applicable Withholdings is and remains my sole responsibility. In that regard, I authorize Novell and/or its subsidiaries to withhold all Applicable Withholdings legally payable by me from my wages or other cash payment paid to me by Novell and/or its subsidiaries. Finally, I agree to pay to Novell or its subsidiary any amount of Applicable Withholdings that Novell or its subsidiary may be required to withhold as a result of my participation in the Offer if Novell does not satisfy the Applicable Withholding through other means.

16. This agreement is governed by the internal substantive laws, but not the choice of law rules, of the State of Delaware.

I understand that neither Novell nor Novell’s Board of Directors is making any recommendation as to whether I should tender or refrain from tendering my Eligible Option(s) for amendment or replacement, and that I must make my own decision whether to tender my Eligible Option(s), taking into account my own personal circumstances and preferences. I understand that the Amended Option(s) or New Option(s) resulting from the amendment or replacement of my tendered Eligible Option(s) may decline in value and may be “out of the money” when I decide to exercise such option(s). I further understand that past and current market prices of Novell common stock may provide little or no basis for predicting what the market price of Novell common stock will be when Novell amends or replaces my tendered option(s) or at any other time in the future.

ELECTRONIC SIGNATURE OF OPTIONEE:

SUBMIT

Your electronic signature is required in order to participate in this Offer. By clicking on the Submit button above, you are agreeing to the terms of the Election Form and to the use of an electronic signature which will make your election a binding agreement between the Company and you upon the terms and conditions of the Offer.

Email Address:

Employee ID:

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Submission of Election Form.  To participate in the Offer, a properly completed and duly executed Election Form must be received by Novell by 11:59 p.m. Eastern Time on August 3, 2007.

You may change your election with respect to your Eligible Options at any time up to 11:59 p.m. Eastern Time on August 3, 2007. If the Offer is extended by Novell beyond that time, you may change your election with respect to your tendered Eligible Options at any time until the extended expiration of the Offer. In addition, if Novell does not accept your tendered options by 11:59 p.m. Eastern Time on August 29, 2007, you may revoke your election with respect to your tendered Eligible Options at any time thereafter until such options are accepted for amendment or replacement. To validly change your election, you must access your personalized Election Form (available through the Shareholder Services site on the Novell Innerweb at http://innerweb.novell.com/organizations/finance/shareholderservices and complete and resubmit the Election Form to Novell prior to the expiration of the Offer. You may change your mind as many times as you like. You will be bound by the last properly completed Election Form you submit prior to 11:59 p.m. Eastern Time on August 3, 2007 (or any extended expiration of the Offer).

Novell will not accept any alternative, conditional or contingent tenders. All persons tendering Eligible Options shall, by electronic execution of this Election Form, waive any right to receive any notice of the acceptance of their tender, except as provided for in the Offer.

2. Tenders. If you intend to tender your Eligible Options pursuant to the Offer, you must properly complete the table on the first page of the Election Form and timely submit the Election Form to Novell. If you decide to tender one or more Eligible Options, you must tender the entire portion of each such option that is subject to the Offer.

3. Signatures on This Election Form.  You must sign the Election Form by submitting an electronic signature, obtained by clicking on the Submit button after making your election.

4. Requests for Assistance or Additional Copies.  Any questions or requests for assistance, as well as requests for additional copies of the Offer to Amend or Replace or the Election Form, may be directed to Betty DePaola at bdepaola@novell.com. Copies will be furnished promptly at Novell’s expense.

5. Irregularities.  Novell will determine, in its sole discretion, all questions as to the form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any tendered option. Novell will also decide, in its discretion, all questions as to (i) the portion of each option grant that qualifies as an Eligible Option for purposes of the Offer; (ii) the Adjusted Exercise Price to be in effect under the Amended Option, (iii) the number of shares of common stock purchasable under the Amended Option at the Adjusted Exercise Price, (iv) the amount of the Cash Bonus payable with respect to each Amended Option and (v) the cancellation of tendered Eligible Options with exercise prices at or above the Adjusted Exercise Prices determined for those options and the replacement of those options with New Options. The determination of such matters by Novell will be final and binding on all parties. Novell reserves the right to reject any or all tenders it determines do not comply with the conditions of the Offer, are not in proper form or the acceptance of which would be unlawful. Novell also reserves the right to waive any of the conditions of the Offer or any defect or irregularity in the tender with respect to any particular Eligible Option or any particular optionee, and Novell’s interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No tender of an Eligible Option will be deemed to be properly made until all defects and irregularities have been cured by the tendering optionee or waived by Novell. Unless waived, any defects or irregularities in connection with the tender of an Eligible Option must be cured within such time as Novell shall determine. Neither Novell nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and no person will incur any liability for failure to give any such notice. If the table on the first page of the Election Form includes options that are not eligible for the Offer, Novell will not accept those options for amendment or replacement, but Novell does intend to accept for amendment or replacement any properly tendered Eligible Option set forth in that table.

6. Important Tax Information.  You should refer to Sections 2 and 15 of the Offer and the “Certain Risks Related to Participating in the Offer” section of the Offer, which contain important U.S. federal tax information concerning the Offer. If you are subject to the tax laws of other jurisdictions in addition to the United States, there may be additional consequences of participation in the Offer. We will distribute short summaries of some of those consequences with respect to some of the countries where Eligible Optionees are located. If you are subject to the tax laws of jurisdictions outside of the United States, you should also review the summary applicable to such foreign jurisdiction. You are strongly encouraged to consult with your own tax, financial and legal advisors as to the tax and other consequences of your participation in the Offer.

7. Copies.  You should print a copy of this Election Form, after you have completed and electronically signed it, and retain it for your records.

IMPORTANT: THE ELECTION FORM MUST BE RECEIVED BY NOVELL BY 11:59 P.M.
EASTERN TIME ON AUGUST 3, 2007.